Exhibit 99.1

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                                                                        NEWS
AMERICAN ITALIAN PASTA COMPANY                                          RELEASE

Contact:
Warren Schmidgall
Executive Vice President and
Chief Financial Officer
816-584-5636
or
Marilyn Windsor or Phil Kranz
The Financial Relations Board
312-266-7800



                                                              [GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE

                     AMERICAN ITALIAN PASTA COMPANY REPORTS
                              FIRST QUARTER RESULTS


     o EPS up 16% to $.37 before Mueller's acquisition-related charges on 12% revenue growth

     o Strong volume growth in core businesses led by private label (+29%) and ingredient (+53%)

     o Mueller's acquisition successfully completed; after-tax charge of $1.2 million for acquisition-related costs

     o    Announces new outsourcing supply contract

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        KANSAS CITY, MO, January 24, 2001, American Italian Pasta Company (NYSE:
PLB) today announced strong earnings for the first quarter of fiscal 2001 ended December 29, 2000.

        Fully-diluted earnings per share were $.37 before a one-time charge for acquisition-related costs, up 16% from the first quarter of the prior year, on revenues of $66.4 million, up 12% over the first quarter of the prior year. Growth was driven by strong volume increases in the private label and ingredient businesses.

        Commenting on the quarter, Timothy S. Webster, President and Chief Executive Officer, said, "I am pleased with our performance this quarter. Not only did we achieve excellent earnings growth, but we also completed the Mueller's acquisition. Most importantly, we have already added our first new branded outsourcing customer following the acquisition. The new customer's identity can't be disclosed but it is similar in size to the Golden Grain outsourcing of 1999. This is an excellent example of the additional growth opportunities we expected when we made this acquisition."

        Horst W. Schroeder, Chairman of the Board, said, "We have built on the momentum generated in fiscal 2000 and our business is off to a strong start for this year. Our management team has made significant progress integrating the Mueller's acquisition. We are expecting continued profit growth from new customers and additional penetration of our existing customers through a revitalized Mueller's brand, continued market share increases in private label pasta, and a new revenue stream from our products manufactured in Italy."

Mueller's Acquisition Update

        According to Webster, the integration of the Mueller's brand, acquired from Bestfoods on November 13, 2000, is proceeding as planned. "The integration was a major undertaking, particularly in the order fulfillment process where we went from one customer--Bestfoods--to 278. This has progressed seamlessly. Our order fulfillment rate is over 99% and our customers are extremely pleased.

         "We said previously that we will honor Bestfoods' marketing commitments through April and then embark on a major revitalization program for the Mueller's brand." Webster continued, "The brand performed slightly better than our expectation during the quarter and we continue to be optimistic about the synergies and market opportunities. In fact, we are already realizing several operational and cost synergies. For example, Mueller's inventories at the end of the quarter were down by over 50% from the beginning of the quarter. While this impacted net revenues during the quarter, we were able to reduce warehouse locations for Mueller's from seven to two, which will deliver significant ongoing cost savings."

        The Company also announced a non-recurring charge of $1.8 million ($1.2 million after tax) related to one-time costs associated with the acquisition and integration of the Mueller's brand.

Quarterly Volume and Pasta Market Update

        Volumes were up 1% over the prior year quarter, but were up a robust 23% when excluding Mueller's and contract business. Volume growth was led by private label (+29%) and ingredient (+53%). Additionally, the Company experienced strong double-digit growth in its foodservice business. According to the Company, contract volumes were significantly lower than a year ago due to two factors. First, contract volumes in last year's first quarter were unusually large related to Y2K and second, as AIPC's capacity utilization increases, the Company has become more selective in pursuing contract volume.

        AIPC's volume for Mueller's was down 27% year over year. The decline in Mueller's brand volume was expected as the Company reduced inventories in line with its operating model and the change from "manufacturing accounting" to ownership of the brand. According to A.C. Nielsen, retail consumption of Mueller's was off only 3% from the comparable quarter last year.

        The volume increase was due to outstanding core business growth along with the addition of several new customers, including a major ingredient customer, a major foodservice chain account and several private label customers, in addition to the new outsourcing contract.

        Webster said, "We are very pleased with market developments during the quarter. First, we are encouraged by the recent strong retail consumption data from A.C. Nielsen. Specifically, the dry pasta category has had four consecutive four-week periods of improvement, with December showing the category 2% ahead of a year ago, the best showing in almost two years. Also, private label grew 12% in November and 13% in December, while Mueller's had its best Nielsen 13-week period in more than a year. Finally, we are encouraged that recent public announcements by the major players in the industry indicate a trend, confirmed by the Nielsen data, of increasing prices. We believe these price increases are a response to higher input and operating costs and declining profitability at most competitors."

Financial Discussion

        Net revenues for the quarter totaled $66.4 million, a $7.3 million or 12.3% increase over the $59.1 million reported in the first quarter of fiscal 2000. Retail and institutional net revenues increased by 11.9% and 13.2%, respectively. The increase in retail net revenue was primarily due to higher per unit selling prices of the Mueller's brand products following the brand's acquisition by AIPC. The increase in institutional net revenue was driven by the significant gains in ingredient and foodservice volumes, partially offset by lower contract volumes.

        Gross profit for the quarter totaled $19.1 million, an increase of $3.0 million or 18.9% over the $16.1 million reported in the first quarter of 2000. The increase was primarily attributable to revenue growth associated with increased volumes and the higher per unit selling prices of Mueller's products, partially offset by higher raw material costs. The gross margin percentage for the first quarter was 28.7% compared with 27.1% in the first quarter of fiscal 2000. This increase was primarily due to incremental gross profit on Mueller's products subsequent to the acquisition.

        Selling, marketing, general, and administrative costs were $7.7 million for the quarter, an increase of $2.4 million or 44.0% over the $5.4 million reported in the first quarter of 2000. This increase was primarily due to higher marketing costs associated with higher retail revenues, as well as the incremental marketing, personnel, and goodwill amortization costs associated with the Mueller's brand acquisition.

        Excluding the one-time acquisition costs, operating profit for the quarter totaled $11.4 million, a $0.7 million or 6.3% increase over the $10.7 million reported in the first quarter of 2000. Operating profit as a percentage of net revenues, excluding the acquisition costs, was 17.1% versus 18.1% reported in the first quarter of 2000. Including the one-time acquisition costs, operating profit was $9.5 million, a $1.2 million or 10.8% decrease over that reported in the first quarter of 2000.

        Interest expense for the quarter totaled $1.5 million, an increase of $0.3 million over the $1.2 million reported in the first quarter of 2000. The increase related to borrowings associated with the Mueller's acquisition, the prior year stock repurchase program, and capital expenditures. These increases were partially offset by cash flow from operations and an increase in capitalized interest.

        Income tax expense for the quarter totaled $2.8 million, a decrease of $0.7 million or 20.0% from the $3.5 million reported in the first quarter of 2000, reflecting effective tax rates of 34.5% and 36.5%, respectively. The decrease in the effective rate reflects the Company's ongoing efforts to minimize taxes.

        Excluding the impact of the $1.8 million charge for non-recurring acquisition costs, net income for the quarter totaled $6.5 million, an increase of $0.4 million or 7.2% over the prior year quarter, and first quarter 2001 EPS (diluted) was $0.37, an increase of 15.6% over the prior year quarter. With the charge for non-recurring acquisition costs, net income for the quarter totaled $5.2 million, a decrease of $0.8 million or 12.7% from the $6.0 million reported in the first quarter of 2000, and first quarter 2001 EPS (diluted) was $0.30 per share, a decrease of 6.3% from the prior year quarter.

        AIPC will be conducting a conference call today at 4:45 pm ET that will be webcast at both www.aipc.com and www.StreetEvents.com. In order to participate via webcast, you will need RealPlayer software (available without charge at StreetEvents.com). There will also be a replay available from both sites through February 1st.

     AIPC is based in Kansas City, MO, with plants strategically located in Excelsior Springs, MO, Columbia, SC, and Kenosha, WI and its first international facility near Milan, Italy. Founded in 1988, the Company is the largest and the fastest-growing producers and marketers of dry pasta in North America. AIPC has rapidly established a significant market presence in North America by developing strategic customer relationships with food industry leaders that have substantial pasta requirements. The Company's approximately 500 employees produce more than 80 dry pasta shapes in three vertically integrated U.S. milling, production and distribution facilities and one Italian production facility.

        The statements contained in this release regarding future growth and the integration of Mueller's are forward looking and based on current expectations. Actual future results could differ materially from those anticipated by such forward-looking statements. The differences could be caused by a number of factors, included but not limited to our dependence on a limited number of customers for a substantial portion of our revenue, our ability to manage rapid growth, our ability to obtain necessary raw materials and minimize fluctuations in raw material prices, the impact of the highly competitive environment in which we operate, reliance exclusively on a single product category, our limited experience in the branded retail pasta business, our ability to attract and retain key personnel, our ability to cost-effectively transport our products and the significant risks inherent in our recent international expansion. For additional discussion of the principal factors that could cause actual results to be materially different, refer to our Current Report on Form 10-K dated December 16, 2000, filed by the Company with the Securities and Exchange Commission (Commission file No. 001-13403), any amendments thereto and other matters disclosed in the Company's other public filings. The Company will not update any forward-looking statements in this press release to reflect future events. For more information, please refer to Form 10-Q which the Company will file with the Securities and Exchange Commission (Commission file No. 001-13403) on or about January 31, 2001.



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


                         AMERICAN ITALIAN PASTA COMPANY
                        Consolidated Statements of Income
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                                    Three Months    Three Months
                                                       Ended            Ended
                                                    December 31,    December 31,
                                                        2000            1999        % Change
                                                   --------------- ---------------- ----------
Revenues
   Retail                                             $48,059          $42,936        11.9%
   Institutional                                       18,345           16,205        13.2%
                                                   --------------- ----------------
Total revenues                                         66,404           59,141        12.3%

Cost of goods sold                                     47,314           43,087         9.8%
                                                   --------------- ----------------
Gross profit                                           19,090           16,054        18.9%

                                                        28.7%            27.1%

Selling and marketing expense                           5,815            3,878        49.9%
General and administrative expense                      1,907            1,484        28.5%
Provision for acquisition expenses                      1,827               --          N/A
                                                   --------------- ----------------
Operating profit                                        9,541           10,692       -10.8%

                                                        14.4%            18.1%

Interest expense, net                                   1,528            1,228        24.4%
Income tax provision                                    2,764            3,454       -20.0%
                                                   --------------- ----------------
Net income                                             $5,249           $6,010       -12.7%
                                                   =============== ================
                                                         7.9%            10.2%

Diluted earnings per common share:
   Net income per common share before
    non-recurring provision for acquisition expenses    $0.37            $0.32        15.6%

   Provision for acquisition expenses, net of tax      ($0.07)              --          N/A
                                                   --------------- ----------------

     Net income per common share                        $0.30            $0.32        -6.3%
                                                   =============== ================

   Weighted average common shares outstanding          17,535           18,766
                                                   =============== ================



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




                         AMERICAN ITALIAN PASTA COMPANY
                           Consolidated Balance Sheet
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                                                          December 31,     September 30,
                                                                              2000              2000
                                                                        ------------------ ---------------
Assets
Current assets:

   Cash and temporary investments                                            $7,595          $6,677
   Trade and other receivables                                               24,853          27,479
   Prepaid expenses and deposits                                              5,997           4,424
   Inventory                                                                 29,000          28,390
   Deferred income taxes                                                      4,107           2,989
                                                                        ------------------ ---------------
Total current assets                                                         71,552          69,959
Property, plant and equipment:
   Land and improvements                                                      7,159           7,159
   Buildings                                                                 85,486          85,157
   Plant and mill equipment                                                 228,851         230,383
   Furniture, fixtures and equipment                                          9,982          10,011
                                                                        ------------------ ---------------
                                                                            331,478         332,710
   Accumulated depreciation                                                (68,103)        (64,769)
                                                                        ------------------ ---------------
                                                                            263,375         267,941
   Construction in progress                                                  55,428          43,727
                                                                        ------------------ ---------------
Total property, plant and equipment                                         318,803         311,668
Other assets                                                                 49,135           2,144
                                                                        ------------------ ---------------
Total assets                                                               $439,490        $383,771
                                                                        ================== ===============

Liabilities and stockholders' equity

Current liabilities:
   Accounts payable                                                         $15,131         $12,261
   Accrued expenses                                                          14,434           8,352
   Income tax payable                                                         1,206             841
   Current maturities of long-term debt                                       1,501           1,564
                                                                        ------------------ ---------------
Total current liabilities                                                    32,272          23,018
Long-term debt                                                              161,603         138,502
Deferred income taxes                                                        25,640          23,847
Commitments and contingencies
Stockholders' equity:
   Preferred stock, $.001 par value: Authorized shares - 10,000,000              --              --
   Class A common stock, $.001 par value: Authorized shares - 75,000,000         19              18
   Class B common stock, $.001 par value: Authorized shares - 25,000,000         --              --
   Additional paid-in capital                                               198,423         177,725
   Treasury stock                                                          (34,394)        (31,362)
   Notes receivable from officers                                              (61)            (61)
   Retained earnings                                                         59,482          54,233
   Accumulated other comprehensive income (loss)                            (3,494)         (2,149)
                                                                        ------------------ ---------------
Total stockholders' equity                                                  219,975         198,404
                                                                        ------------------ ---------------
Total liabilities and stockholders' equity                                 $439,490        $383,771
                                                                        ================== ===============
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